Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Earnings for the Third Quarter and Year-to-Date 2006

SPOKANE, Wash. – Nov. 1, 2006, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported net income of $10.1 million, or $0.20 per diluted share, for the third quarter of 2006, as compared to a net loss of $9.0 million, or $0.19 per diluted share, for the third quarter of 2005. For the nine months ended Sept. 30, 2006, Avista Corp.’s net income was $55.1 million, or $1.11 per diluted share, as compared to net income of $19.8 million, or $0.40 per diluted share, for the nine months ended Sept. 30, 2005.

“We are pleased with our year-to-date results for 2006. Our major business segments are all performing well,” said Avista Chairman and Chief Executive Officer Gary G. Ely. “While Avista Energy’s reported results continue to have more variability than we would like, in part due to the required accounting for certain contracts and assets under management, we are very pleased with results for the third quarter. Another contributor to our consolidated earnings growth was Advantage IQ. This business continues to increase revenues and build its customer base,” Ely added.

Results for the third quarter of 2006 and the nine months ended Sept. 30, 2006 (YTD), as compared to the respective periods of 2005:

($ in thousands, except per-share data)	Q3 2006	Q3 2005	YTD 2006	YTD 2005
Operating Revenues	$293,001	$265,679	$1,079,597	$901,175
Income from Operations	$34,091	$4,811	$147,607	$92,213
Net Income (Loss)	$10,073	$(9,037)	$55,104	$19,756
Net Income (Loss) by Business Segment:
Avista Utilities	$480	$(1,803)	$43,531	$35,590
Energy Marketing & Resource Management	$8,773	$(8,266)	$9,209	$(16,874)
Advantage IQ	$1,918	$1,274	$4,903	$3,000
Other	$(1,098)	$(242)	$(2,539)	$(1,960)
Contribution to earnings (loss) per diluted share by Business Segment:
Avista Utilities	$0.01	$(0.04)	$0.88	$0.72
Energy Marketing & Resource Management	$0.17	$(0.17)	$0.18	$(0.34)
Advantage IQ	$0.04	$0.03	$0.10	$0.06
Other	$(0.02)	$(0.01)	$(0.05)	$(0.04)
Total earnings (loss) per diluted share	$0.20	$(0.19)	$1.11	$0.40

Third Quarter and Year-to-Date 2006 Highlights

Avista Utilities: For the third quarter and year-to-date 2006, Avista Utilities reported increased earnings as compared to the same periods in 2005. Gross margin (operating revenues less resource costs) also increased for these periods, primarily due to lower power supply costs under the Energy Recovery Mechanism (ERM), the effects of the Jan. 1, 2006, Washington general rate increase and customer growth. The lower power supply costs were primarily the result of improved hydroelectric generation during the first half of the year. Avista Utilities’ benefit under the ERM was $3.4 million for the nine months ended Sept. 30, 2006, as compared to an expense of $7.5 million for the nine months ended Sept. 30, 2005.

The increase in gross margin was partially offset by increased other operating expenses, taxes other than income taxes, and interest expense. Avista Utilities’ third quarter results reflected adjustments related to the resolution of Internal Revenue Service audits and adjustments for the 2005 filed federal tax return. In total, these adjustments reduced income tax expense and increased net income by $1.7 million.

“To continue providing reliable service to our customers and to meet our load growth needs, we plan to continue to invest in our generation, transmission and distribution systems,” said Avista President and Chief Operating Officer Scott L. Morris. “Specifically, we are making investments to upgrade several of our hydroelectric generating units to increase their efficiency, and we are in the last phase of our project to upgrade our transmission system.”

Due in part to this investment in Avista’s infrastructure, the company filed a request with the Washington Utilities and Transportation Commission (WUTC) on Aug. 31, 2006, to increase electric rates for its Washington customers by an average of 8.8 percent. This request is designed to increase annual revenues by $28.9 million, of which approximately $10 million would increase gross margin. As such, approximately two-thirds of the revenue increase would not increase gross margin or net income, because it would be designed to recover an increase in resource costs. The proposed increase, referred to as a Production/Transmission Update (P/T Update), includes an update to those ERM-related production and transmission costs that are included in base retail rates. In October 2006, the Industrial Customers of Northwest Utilities (ICNU) and the Public Counsel Section of the Washington Attorney General’s Office (Public Counsel) filed motions to dismiss Avista’s P/T Update claiming that, among other things, the filing represents improper single-issue ratemaking and violates a prior ERM stipulation, as well as rate case filing requirements. ICNU and Public Counsel contend that the costs at issue should be addressed in a general rate case filing. The current schedule established by the WUTC indicates that new rates could become effective in April 2007.

During the third quarter of 2006, Avista filed purchased gas cost adjustment requests in Washington, Idaho and Oregon to adjust natural gas rates to reflect changes in natural gas costs. These requests were subsequently amended to reflect falling natural gas prices. Avista received approval for a 1.3 percent increase in Washington and a 3.4 percent decrease in Idaho to become effective Nov. 1. Avista received approval for a 6.9 percent increase in Oregon effective Nov. 1, subject to refund pending further review of Avista’s natural gas purchasing and hedging strategies. These natural gas rate increases and decreases are designed to pass through changes in purchased natural gas costs to customers with no change in Avista’s gross margin or net income.

“We continue to be concerned about the volatility of the energy markets and the impact on our customers and our business,” said Morris. “As the winter season approaches, we will continue our active involvement in programs we have in place to mitigate the impact that high energy prices have on our customers.”

Avista also has received regulatory approval for natural gas rate increases of 1.2 percent in Washington and 1.4 percent in Idaho to provide additional funding for Avista’s natural gas conservation programs to serve increasing customer participation. The program provides for partial financial reimbursement to customers who install certain conservation measures and use less natural gas as a result. To date, the program has saved 4.5 million annual therms of natural gas, enough to supply 5,300 homes for a year.

During the nine months ended Sept. 30, 2006, Avista’s power and natural gas deferrals were reduced by $35.5 million, ending the third quarter with deferred power costs of $84.5 million and deferred natural gas costs of $27.6 million.

For 2006, Avista is forecasting hydroelectric generation to be 101 percent of normal, assuming normal conditions for the fourth quarter of the year. This forecast may be revised based on precipitation, temperatures and other variables during the fourth quarter.

Energy Marketing and Resource Management: This business segment had net income for the third quarter and year-to-date 2006 as compared to a net loss for the respective periods of 2005. The increase in net income was primarily due to the improved results from natural gas trading activities (which had losses in 2005) and the continued execution of profitable transactions in power trading and other asset management and optimization activities.

The operations of Avista Energy are managed on an economic basis, reflecting contracts and assets under management at estimated market value, consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. These differences primarily relate to Avista Energy’s management of natural gas inventory and its control of natural gas-fired generation through a power purchase agreement, as well as certain other agreements. These differences had (1) an estimated $1.6 million (or $0.03 per diluted share) after-tax positive effect on reported results for the third quarter of 2006, as compared to an estimated $7.7 million (or $0.16 per diluted share) after-tax negative effect on reported results for the third quarter of 2005, and (2) an estimated $3.7 million (or $0.07 per diluted share) after-tax negative effect on reported results for the nine months ended Sept. 30, 2006, as compared to an estimated $11.6 million (or $0.24 per diluted share) after-tax negative effect on reported results for the same period in 2005.

Economic results for this segment were higher than the company’s expectations for the first nine months of 2006. A significant portion of the estimated $3.7 million negative difference between the economic management and the required accounting for certain contracts and physical assets under management for year-to-date 2006 is expected to reverse in the first half of 2007 when the contracts are settled or realized. This assumes stable commodity prices and no additional transactions by Avista Energy. Until the contracts are settled or realized, this difference could also increase or decrease due to changes in forward market prices.

In September 2006, Avista Energy paid a $6 million cash dividend to Avista Capital.

Advantage IQ: The earnings improvement at Advantage IQ for the third quarter and year-to-date 2006 as compared to the same periods in 2005 was primarily due to an increase in operating revenues resulting from customer growth, as well as an increase in interest earnings on funds held for customers. Advantage IQ’s revenues increased by 25 percent for the nine months ended Sept. 30, 2006, as compared to the same period one year ago, while the dollar volume of bills processed increased by 20 percent for the same period in 2005. Advantage IQ has over 360 clients representing approximately 196,000 billed sites in North America. The increase in interest earnings on funds held for customers was due in part to an increase in interest rates.

Advantage IQ is considering certain strategic investments aimed at creating long-term savings that may increase operating and capitalized costs in the short-term through up-front expenditures. This could limit earnings growth through 2007 while enhancing Advantage IQ’s long-term profitability.

Other Business Segment: The net loss in the Other business segment was higher for the third quarter and year-to-date 2006 as compared to the respective periods of 2005, due in part to income tax adjustments of $0.4 million recorded in the third quarter of 2006, partially offset by the improved performance of Advanced Manufacturing and Development (doing business as METALfx).

Liquidity and Capital Resources: Total debt outstanding for Avista Corp. decreased approximately $41 million in the first nine months of 2006 primarily due to operating cash flows in excess of utility capital expenditures, dividends and other funding requirements. The company currently expects to issue long-term debt in the fourth quarter of 2006 to partially fund debt that matures in December 2006 and January 2007. The company expects that the new debt issuance would be at a lower rate than the maturing debt.

The utility capital budget is approximately $160 million for 2006, and for the first nine months of the year capital expenditures totaled approximately $115 million.

In October 2006, Avista Power LLC completed the sale of its 49 percent interest in Rathdrum Power LLC.

Potential Holding Company Formation Update: Avista Corp. received approval from its shareholders as well as from the Federal Energy Regulatory Commission and the Idaho Public Utilities Commission to proceed with a statutory share exchange, which would change the company’s organization to a holding company structure. Avista Corp. also has filed for approval from the utility regulators in Washington, Oregon and Montana.

The holding company, currently named AVA Formation Corp. (AVA), would become the parent of Avista Corporation (Avista Utilities). After the contemplated dividend to AVA of the capital stock of Avista Capital now held by Avista Corp. (Avista Capital dividend), AVA would then also be the parent of Avista Capital. The Avista Capital dividend would effect the structural separation of Avista Corp.’s non-utility businesses from its regulated utility business. Since the company’s 9.75 percent Senior Notes due in June 2008 contain a restriction that would prohibit the Avista Capital dividend (but not the holding company structure), the dividend would not be distributed until the Senior Notes are retired.

The statutory share exchange is subject to the receipt of the remaining state regulatory approvals and the satisfaction of other conditions. The company anticipates that the statutory share exchange and the holding company structure implementation, if approved on terms acceptable to the company, will not be completed earlier than mid-2007.

Earnings Guidance and Outlook

For 2006, Avista Corp. is confirming its guidance for consolidated earnings to be in the range of $1.30 to $1.45 per diluted share. The company expects Avista Utilities to contribute in the range of $1.00 to $1.15 per diluted share for 2006. If hydro and weather conditions in the fourth quarter of 2006 are normal, the company expects that utility earnings and consolidated earnings to be at the high end of the range.

The 2006 outlook for the Energy Marketing and Resource Management segment is a contribution range of $0.20 to $0.30 per diluted share, excluding any positive or negative effects related to the required accounting for certain contracts and physical assets under management. Avista Corp. expects Advantage IQ to contribute at least $0.12 per diluted share and the Other business segment to lose $0.05 per diluted share.

For 2007, Avista is initiating its guidance for consolidated earnings to be in the range of $1.40 to $1.55 per diluted share. The company expects Avista Utilities to contribute in the range of $1.10 to $1.20 per diluted share for 2007. The outlook for the utility assumes, among other variables, near normal precipitation, temperatures and hydroelectric generation, as well as the implementation of the P/T Update in Washington as designed in April 2007. The 2007 outlook for the Energy Marketing and Resource Management segment is a contribution range of $0.20 to $0.30 per diluted share, excluding any positive or negative effects related to the required accounting for certain contracts and physical assets under management. Avista Corp. expects Advantage IQ to contribute in a range of $0.13 to $0.14 per diluted share and the Other business segment to lose less than $0.05 per diluted share.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 341,000 electric and 298,000 natural gas customers in three Western states. Avista’s non-regulated subsidiaries include Advantage IQ and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host a conference call on November 1, 2006, at 10:30 a.m. EST to discuss this report with financial analysts. Investors, news media and other interested parties may listen to the simultaneous webcast of this conference call. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available through Wednesday, November 8, 2006. Call (888) 286-8010, passcode 26013933 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached condensed consolidated statements of income (loss), condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance and cash flows, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash requirements to purchase electricity, natural gas for retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities and unrealized gains and losses; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting the ability of the company to recover its costs and/or earn a reasonable return, including, but not limited to, the disallowance of previously deferred costs; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2001 and 2002, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies concerning the company or affecting directly or indirectly its operations; the potential effects of any legislation or administrative rulemaking passed into law; the potential impact of changes to electric transmission ownership, operation and governance, such as the formation of one or more regional transmission organizations or similar entities; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any company-owned generating facilities or the inability of generating facilities to operate as intended; unanticipated delays or changes in construction costs, as well as the ability to obtain required operating permits with respect to present or prospective facilities; natural disasters that can disrupt energy production or delivery as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to utility plant assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to hydroelectric resources; changes in future economic conditions in the company’s service territory and the United States in general, including inflation or deflation and monetary policy; changes in industrial, commercial and residential growth and demographic patterns in the company’s service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including the company’s credit ratings, interest rate fluctuations and other capital market conditions; the effect of any change in the company’s credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets with respect to the company’s pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance premiums paid for employees and retirees; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in the company’s common stock price; changes in technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; and changes in the strategic business plans of the company and/or any of its subsidiaries, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of any such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating revenues	$293,001	$265,679	$1,079,597	$901,175

Operating expenses:
Resource costs	159,044	167,025	621,058	520,157
Other operating expenses	63,082	59,288	189,907	177,300
Depreciation and amortization	21,614	21,368	65,466	65,462
Utility taxes other than income taxes	15,170	14,071	55,559	50,136

Total operating expenses	258,910	261,752	931,990	813,055

Gain on sale of utility properties	—	884	—	4,093

Income from operations	34,091	4,811	147,607	92,213

Other income (expense):
Interest expense, net of capitalized interest	(23,444)	(22,773)	(70,097)	(68,292)
Other income - net	2,736	3,511	7,289	7,173

Total other income (expense) - net	(20,708)	(19,262)	(62,808)	(61,119)

Income (loss) before income taxes	13,383	(14,451)	84,799	31,094
Income taxes	3,310	(5,414)	29,695	11,338

Net income (loss)	$10,073	$(9,037)	$55,104	$19,756

Weighted-average common shares outstanding (thousands), basic	49,098	48,538	48,951	48,508
Weighted-average common shares outstanding (thousands), diluted	49,902	48,538	49,633	49,046
Total earnings (loss) per common share, basic	$0.21	$(0.19)	$1.13	$0.41

Total earnings (loss) per common share, diluted	$0.20	$(0.19)	$1.11	$0.40

Dividends paid per common share	$0.145	$0.135	$0.425	$0.405

Issued November 1, 2006

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$31,600	$25,917
Restricted cash	26,703	25,634
Accounts and notes receivable	188,035	502,947
Current energy commodity derivative assets	360,237	918,609
Other current assets	375,629	297,261
Total net utility property	2,181,468	2,126,417
Non-utility properties and investments-net	60,527	77,731
Non-current energy commodity derivative assets	327,401	511,280
Other property and investments-net	59,877	61,944
Regulatory assets for deferred income taxes	106,851	114,109
Other regulatory assets	30,997	26,660
Non-current utility energy commodity derivative assets	25,286	46,731
Power and natural gas deferrals	112,114	147,622
Unamortized debt expense	43,800	48,522
Other deferred charges	19,084	17,110

Total Assets	$3,949,609	$4,948,494

Liabilities and Stockholders’ Equity
Accounts payable	$201,926	$511,427
Current energy commodity derivative liabilities	327,997	906,794
Current portion of long-term debt	170,760	39,524
Current portion of preferred stock (subject to mandatory redemption)	26,250	1,750
Short-term borrowings	62,000	63,494
Other current liabilities	304,327	206,899
Long-term debt	819,039	989,990
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	—	26,250
Non-current energy commodity derivative liabilities	325,494	488,644
Regulatory liability for utility plant retirement costs	194,571	186,635
Deferred income taxes	465,034	488,934
Other non-current liabilities and deferred credits	120,150	153,622

Total Liabilities	3,130,951	4,177,366

Common stock - net (49,143,072 and 48,593,139 outstanding shares)	633,206	620,598
Retained earnings and accumulated other comprehensive loss	185,452	150,530

Total Stockholders’ Equity	818,658	771,128

Total Liabilities and Stockholders’ Equity	$3,949,609	$4,948,494

Issued November 1, 2006

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Third Quarter		Nine Months Ended September 30,
	2006	2005	2006	2005
Avista Utilities
Retail electric revenues	$135,151	$121,992	$406,939	$373,211
Retail kWh sales (in millions)	2,143	2,047	6,446	6,227
Retail electric customers at end of period	341,337	333,598	341,337	333,598
Wholesale electric revenues	$26,542	$40,260	$98,971	$100,737
Wholesale kWh sales (in millions)	411	597	1,815	1,959
Sales of fuel	$5,776	$6,869	$45,023	$33,122
Other electric revenues	$4,272	$4,089	$15,310	$11,932
Retail natural gas revenues	$37,039	$32,849	$267,019	$224,715
Wholesale natural gas revenues	$18,129	$13,255	$69,026	$27,046
Transportation and other natural gas revenues	$2,426	$2,395	$8,413	$8,980
Total therms delivered (in thousands)	91,943	80,441	434,717	373,779
Retail natural gas customers at end of period	298,582	290,121	298,582	290,121
Income from operations (pre-tax)	$18,661	$17,284	$130,911	$117,792
Net income (loss)	$480	$(1,803)	$43,531	$35,590
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$17,913	$(9,588)	$25,447	$(14,398)
Realized gross margin	$6,534	$8,244	$24,007	$20,731
Unrealized gross margin	$11,379	$(17,832)	$1,440	$(35,129)
Income (loss) from operations (pre-tax)	$12,220	$(14,460)	$9,634	$(29,241)
Net income (loss)	$8,773	$(8,266)	$9,209	$(16,874)
Electric sales (millions of kWhs)	6,677	7,785	20,547	21,454
Natural gas sales (thousands of dekatherms)	29,054	45,197	125,583	131,313
Advantage IQ
Revenues	$10,389	$8,201	$29,011	$23,143
Income from operations (pre-tax)	$3,256	$2,201	$8,218	$5,336
Net income	$1,918	$1,274	$4,903	$3,000
Other
Revenues	$5,566	$4,843	$16,317	$13,476
Loss from operations (pre-tax)	$(46)	$(214)	$(1,156)	$(1,674)
Net loss	$(1,098)	$(242)	$(2,539)	$(1,960)

Issued November 1, 2006